Exhibit 5.3

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
May 12, 2015
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com

TransCanada PipeLines Limited
TransCanada Trust
450 - 1st Street S.W.
Calgary, Alberta, Canada, T2P 5H1

Ladies and Gentlemen:

We refer to the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-203859) of TransCanada PipeLines Limited and TransCanada Trust (the “Prospectus”).

We hereby consent to the references to our firm name in the Prospectus on the cover page and under the captions “Legal Matters,” “Interests of Experts” and “Documents Filed as Part of the Registration Statement.”

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.